EXHIBIT 16.1

BF Borgers CPA PC

www.bfbcpa.us

August 7, 2017

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re:   Advanced Environmental Petroleum Producers, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated August 7, 2017, of Advanced Environmental Petroleum Producers, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers

/s/ BF Borgers

BF Borgers CPA PC

Certified Public Accountants

Lakewood, COv